Exhibit (14)(c)

[LETTERHEAD OF SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY]

September 22, 2010

[Customer Name]

[Street Address]

[City, State, Zip]

[Contract Number]

Dear [Customer Name]:

On December 18, 2009, we mailed you a letter informing you of our decision to discontinue the sale of variable insurance products.  At that time, we also informed you of a transition in the servicing of your existing variable contract to our home office in Jackson, Mississippi.

Because of our decision to discontinue selling variable insurance products, and because your local Farm Bureau insurance agent is no longer permitted to service your existing variable contract, we are making available to you a one-time bonus offer (“OFFER”) to either exchange your IRA variable annuity contract for another policy with which your Farm Bureau insurance agent will be permitted to assist you, replace it for another company’s product, or else surrender your IRA variable annuity contract without a surrender charge.  The details of this OFFER follow.

Our records indicate that you are the owner of either a Traditional IRA, a Roth IRA, a Simplified Employee Pension IRA, or a SIMPLE IRA (collectively, “IRA”). .  The rules regarding IRA contracts, including the exchange of such contracts, are complex.  We will not be responsible for determining whether the surrender of your IRA annuity or the exchange or replacement of your IRA annuity for another IRA annuity pursuant to this OFFER satisfies the tax rules regarding such surrenders or exchanges or replacements.

Please read this letter carefully and discuss how this OFFER may benefit you with your financial advisor, tax advisor, or other investment professional.  Call your Farm Bureau insurance agent or us at 1-800-237-2514 to discuss mechanics of or questions about the OFFER.  This OFFER is available only through December 15, 2010.

•                  Why is Southern Farm Bureau Life Insurance Company (“SFBLI”) no longer offering variable insurance products

SFBLI offered variable insurance products — a variable annuity contract and a variable life insurance policy - for approximately ten years.  When we entered this market, we thought these were products that our customers wanted as part of their overall financial strategy.  As you are well aware, intervening events in the economy and the financial markets have affected client decisions regarding the types of products they desire.  Decisions of our customers ultimately shape our company’s decision for offering a particular product at a particular time.

We designed our variable insurance products to provide retirement security combined with the potential for growth, and we believe they are sound investments that offer unique features and opportunities for investors.  While many of our customers, including you, took advantage of these investment products, overall they were selected by fewer of our customers than we expected.  Therefore, we concluded in late 2009 to discontinue selling these products.

•                  Why is SFBLI offering a bonus if I exchange, replace or surrender my contract?

SFBLI is making this OFFER as part of our continuing process to discontinue our variable product operations.  We ceased selling new contracts as of the close of business December 31, 2009.  We have continued to serve our existing customers from our home office in Jackson, Mississippi, but we recognize your desire to communicate directly with your Farm Bureau insurance agent in a one-on-one environment where you receive personal service for all your insurance business.  We value you and your continued patronage, and we know that the personal service you receive is an important part of your decision to do business with SFBLI.

For these reasons, we have decided to make this OFFER to our existing variable insurance customers.  We strongly urge you to consider this OFFER and to contact your financial advisor, tax advisor, or one of our account representatives at our home office to discuss how this OFFER may benefit you.

The OFFER

Our records indicate that you currently own a Flexible Premium Deferred Variable Annuity (“VA”) contract that qualifies as either a Traditional IRA under Section 408(b) of the Internal Revenue Code (“Code”), a Roth IRA that qualifies under Section 408A of the Code, a Simplified Employee Pension IRA that qualifies under Sections 408(b) and 408(k) of the Code, or a SIMPLE IRA that qualifies under Section 408(p) of the Code.  The benefits available to you if you exchange, replace or surrender your IRA VA contract under the OFFER include:

1)              Waiver of surrender charges; and

2)              Bonus payment of 25% of your accumulated value, calculated as of August 31, 2010, subject to a minimum of $250.00 and a maximum of $1,000.00.

•                  How do I decide whether to accept the OFFER?

What is best for you depends upon your particular circumstances.  Neither SFBLI nor your Farm Bureau insurance agent can recommend a course of action for you.  However, we are happy to answer any questions you may have regarding this OFFER.  Please consult with your financial advisor, tax advisor, or other investment professional who can help ensure that you have sufficient facts necessary to help you make an informed decision.  Set out below are several facts that you may want to keep in mind when making your decision:

•                  The OFFER does not limit your rights under your VA contract, including your right to do nothing.  However, by doing nothing, you will not receive the benefits of the OFFER, since you will continue to be invested in the variable subaccount or DIO options available under your existing VA contract.

•                  The OFFER applies to all premiums received as of August 31, 2010.  Any premiums received after this date will not be eligible for the bonus calculation.  Similarly, partial withdrawals made after August 31, 2010, will decrease the amount you will receive under this OFFER by the amount of your partial withdrawal, but will not affect the bonus calculation made as of August 31, 2010.

•                  If you accept the OFFER, you may no longer invest in the variable subaccount options currently available under your VA contract.

•                  You will not incur surrender charges if you accept the OFFER.

•                  The current minimum guaranteed interest rate paid on amounts allocated to the DIO is three percent (3%).   Please note that rates actually paid may be higher, but are subject to change at the discretion of SFBLI in accordance with your VA contract.

•                  If you are considering a tax free exchange to avoid tax consequences, please remember that annuities are not all alike. You should carefully consider the features of your VA contract with those of a fixed contract with us or a contract with another company in which you may be interested.  You should also consult your tax adviser to assure that you comply with the IRS requirements concerning the exchange or replacement of one IRA annuity for another IRA annuity.

•                  SFBLI is no longer offering VA contracts and does not offer any other variable insurance product.

•                  A surrender of your IRA VA contract will result in termination of your IRA VA contract, including any future benefits available thereunder and will be taxable to you.  Since your contract is an IRA annuity, you may be subject to an early distribution penalty if you surrender. You may wish to consult your tax advisor about the tax consequences of surrendering your IRA VA contract.

•                  How and by when must I accept the OFFER?

If you wish to accept this OFFER, please complete and return the enclosed Response Form and Request for Policy Surrender form in the enclosed yellow, postage pre-paid envelope as soon as possible, but in any case no later than December 15, 2010.  Depending upon which option you select on the Response Form, you may need to submit additional forms.  Regardless of your decision to exchange, replace or surrender your IRA VA contract, or simply to do nothing, you should carefully consider all the facts and weigh the OFFER to determine whether it is suitable to fulfill your financial needs at this time.

You may respond to your Farm Bureau insurance agent or directly to us.  If you are considering a tax-free exchange to one of our traditional life insurance or fixed annuity products or another company’s product, you must do this prior to selecting to surrender your IRA VA contract in order to avoid tax consequences.

If you decide that you want to exchange your IRA VA contract for another one of SFBLI’s life or annuity products that is suitable for your needs, you should contact your Farm Bureau insurance agent, who will be able to explain the features of other available products and provide you with the proper forms and application necessary to complete this transaction. In this case, kindly return your Response Form with this option clearly marked, the completed Request for Policy Surrender form enclosed, application for new policy or contract, and any other required forms provided by your Farm Bureau insurance agent together in the enclosed yellow, postage pre-paid envelope.

If you decide that you want to replace your IRA VA contract with another company’s life or annuity product, you should return the Response Form with this option clearly marked, the completed Request for Policy Surrender form, together with any forms provided to you by the other company that are necessary to complete this transaction in the enclosed yellow, postage pre-paid envelope.

If you decide to surrender your IRA VA contract and want us to send you a check for the accumulated value as of close of business on the date we receive your response, plus the bonus payment calculated based on your accumulated value as of August 31, 2010, as set forth in the OFFER, with surrender charges waived, simply return the Response Form with that option clearly marked, together with the completed Request for Policy Surrender form in the enclosed yellow, postage pre-paid envelope. Remember that this may be a taxable event for you, so you should consult your tax advisor.

If you decide to do nothing, we ask that you return the Response Form with that option clearly marked in the enclosed, postage pre-paid envelope as soon as possible.

If you need more information than we have provided with this letter to help you make a fully informed decision regarding this OFFER, please call your Farm Bureau insurance agent or us at 1-800-237-2514 before December 15, 2010.

WE RESERVE THE RIGHT TO MODIFY THE TERMS OF THIS OFFER AT ANY TIME PRIOR TO THE RECEIPT OF YOUR ACCEPTANCE AND OTHER INFORMATION NECESSARY TO PROCESS YOUR TRANSACTION.

Thank you again for placing your confidence in Southern Farm Bureau Life Insurance Company.

Joseph A. Purvis

Secretary

Enclosures (3): [Response Form, Request for Policy Surrender, Return Envelope].

RESPONSE FORM

IRA VARIABLE ANNUITY CONTRACT

LETTER OFFER

(Check One)

☐                                                           ACCEPT and Exchange for SFBLI product.   I hereby accept the OFFER as described in SFBLI’s letter of September 22, 2010, and want to exchange my Traditional IRA, Roth IRA, Simplified Employee Pension IRA or SIMPLE IRA VA contract (“IRA”) for another product that SFBLI offers.  My application for the new contract is attached to this Response Form along with a completed Request for Policy Surrender form and any/all other required documents.  Please waive any surrender charges applicable to my IRA VA contract, add my bonus payment,  as set forth in the OFFER, then process my application and issue my new SFBLI IRA contract using the value of my IRA VA contract.

☐                                                           ACCEPT and Replace with non-SFBLI product.   I hereby accept the OFFER as described in SFBLI’s letter of September, 22, 2010, and want to replace my IRA VA contract with an IRA product issued by another insurance company.   Attached to this Response Form is my completed Request for Policy Surrender form and any/all other documents necessary to complete my request to replace my IRA VA contract.  Please waive any surrender charges applicable to my IRA VA contract, add my bonus payment, and send the value of my IRA VA contract, as set forth in the OFFER, to the company noted in the attached documents.

☐                                                           ACCEPT and Surrender.  I hereby accept the OFFER as described in SFBLI’s letter of September 22, 2010, and want to surrender my IRA VA contract.  Please waive any surrender charges applicable to my IRA VA contract and send me a check for the value of my IRA VA contract as set forth in the OFFER. I have completed and attached to this Response Form my Request for Policy Surrender form.

☐                                                           No Change.  I DO NOT wish to accept the OFFER as described in SFBLI’s letter of September 22, 2010.  I understand that I may not be granted any waiver of surrender charges or bonus payment options to exchange, replace or surrender my IRA VA contract in the future.

I understand and agree that all exchanges, replacements and surrenders are final and will result in the termination of my IRA VA contract, including the termination of all rights and benefits thereunder.  I further understand that I am solely responsible for determining whether an exchange or replacement of my IRA VA contract for another IRA contract pursuant to this OFFER satisfies the tax rules regarding such exchanges or replacements, as applicable.  I also understand the tax consequences of my accepting the OFFER, including the fact that an early distribution penalty may apply under certain circumstances if I exchange, replace or surrender my IRA VA contract.

Customer Signature

Print Name

VA Contract Number

*******

I hereby confirm to SFBLI that (Check One):

☐                                                            I met with my Farm Bureau insurance agent,                                                               , on                           , 2010 to discuss the details of the OFFER that are contained in the OFFER letter dated September 22,2010, and made the decision as noted above.

☐                                                            I did not discuss this with my Farm Bureau insurance agent, but have personally reviewed the details of the OFFER that are contained in the OFFER letter dated September 22, 2010, and have made the decision as noted above.

Customer Signature

Print Name

VA Contract Number

Agent Signature

Print Name

Agent Code